Exhibit 99.1

NEWS RELEASE
Abraxas Announces Signing of Non-Operated Bakken Definitive Agreement and Provides Financial Update

SAN ANTONIO (June 17, 2013) – Abraxas Petroleum Corporation (NASDAQ:AXAS) is pleased to announce the signing of a definitive agreement to sell the majority of the Company’s non-operated Bakken properties and provide a financial update.

Non-Operated Bakken Definitive Agreement
Abraxas signed an agreement to sell the majority of the Company’s non-operated Bakken properties to Natural Resource Partners L.P. (NYSE:NRP) for $35.3 million plus the assumption of an estimated $8.1 million in AFEs from 22 wells that are producing, have recently been drilled or completed or Abraxas has elected to participate.   The sale is subject to customary closing conditions and purchase price adjustments and reflects an effective date of March 1, 2013.   The asset consists of approximately 13,500 net Bakken acres.  Closing is scheduled for the third quarter of 2013.  E-Spectrum Advisors LLC acted as divestiture agent for Abraxas on the sale.

Financial Update
Inclusive of the non-operated Bakken sale, Abraxas has divested approximately 502 boepd for gross proceeds of $47.3 million(1) since the beginning of 2013.   These asset sales have also removed approximately $10 million of budgeted CAPEX commitments for Abraxas.   It is Abraxas’ intention to use the proceeds from these sales to pay down the Company’s bank line before being ultimately redeployed to accelerate growth in the Company’s core areas.   Taking these asset sales into effect, Abraxas now projects production of 4,550-4,700 boepd for 2013.

Bob Watson, President and CEO of Abraxas commented, “This is obviously a transformational day for Abraxas as we significantly reduce our leverage while simultaneously shifting our focus to a core operated portfolio.   Heading forward we will continue to rationalize our asset base to focus on our core operated properties primarily in the Bakken and Eagle Ford.   Moreover, the removal of the non-operated Bakken assets from our portfolio will provide the Company with a much more predictable production growth profile and CAPEX schedule.   We look forward to updating the market shortly as we evaluate opportunities to accelerate growth in our core operated areas.”

(1)	Sales proceeds inclusive of an estimated $7.6 million of assumed CAPEX associated with AFEs on 25 wells in Abraxas’ non-operated Bakken sale.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas.  In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com